EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS RECORD FIRST QUARTER 2018 FINANCIAL RESULTS

-- First quarter 2018 results included EPS of $0.36, up 38.5% from one year prior, along with record quarterly average loan balances, net interest income, revenue and pre-tax income --

PITTSBURGH, April 18, 2018 - TriState Capital Holdings, Inc. (NASDAQ: TSC) reported record first quarter earnings for the three months ended March 31, 2018. All-time-high quarterly average loan balances resulted in record net interest income which, coupled with continued improvement in operating efficiency, led to record pre-tax income.

TriState Capital’s first quarter diluted earnings per share (EPS) were $0.36, up 38.5% from $0.26 one year prior. The company reported EPS of $0.42 in the fourth quarter of last year, which included an $0.08 one-time benefit from federal tax legislation enacted in December 2017. Excluding the one-time tax benefit in 2017, first quarter 2018 EPS grew 5.8% from the linked quarter. Net income for the parent company of TriState Capital Bank and Chartwell Investment Partners was $10.4 million in the first quarter of 2018, compared to $7.5 million in the year-ago period and $12.0 million in the fourth quarter of last year, which included the impact of a $2.4 million one-time tax benefit.

“TriState Capital delivered exceptional results in the first three months of 2018, with earnings growth of more than 38%, year-over-year, resulting in a first-quarter record,” Chairman and Chief Executive Officer James F. Getz said. “We are very pleased with our ability to deliver consistent year-over-year double-digit EPS growth for 13 quarters running, even as we continue to invest in the future of this company. Our private and commercial banking businesses are rapidly growing existing and new relationships which we expect to drive continued loan and deposit growth in the coming quarters, on top of the more than 20%, year-over-year, organic growth achieved this quarter. Our investment management business continues to benefit from our expanding distribution network and has grown total assets under management to more than $9 billion, through a combination of organic and acquired growth. Our expectations for a strong 2018 are further bolstered by the successful completion of a $40 million preferred stock offering during the first quarter, providing us with ample capital to fuel TriState Capital’s continued growth.”

FIRST QUARTER 2018 HIGHLIGHTS

•	Pre-tax income grew to a record $13.3 million, increasing 21.8% from the year-ago period and 3.3% from the linked quarter

•
Net interest income grew to a record $26.3 million, up 25.6% from the year-ago period and 5.9% from the linked quarter, reflecting an increase in average loans of 20.8% from the year-ago period and 4.5% from the linked quarter

•	Total loans grew to a record $4.30 billion at period end, up 21.6% from March 31, 2017 and 2.8% during the quarter

•	Total deposits grew to a record $4.10 billion at period end, up 23.5% from March 31, 2017 and 2.8% during the quarter

•	Chartwell assets under management rose to more than $9 billion following the acquisition of $1.06 billion of institutional client assets from Columbia Partners in April 2018

REVENUE GROWTH
TriState Capital’s record total revenue of $37.3 million in the first quarter 2018 grew 15.5% from $32.3 million in the same period last year and 1.3% from $36.9 million in the fourth quarter of 2017.

Net interest income (NII) for the first quarter 2018 grew $5.3 million, or 25.6%, year-over-year to a record $26.3 million. Compared to the linked fourth quarter of 2017, NII increased by $1.5 million, or 5.9%, from $24.8 million. Net interest margin grew to 2.35% in the first quarter of 2018, increasing by 11 basis points from the year-ago quarter and 9 basis points from the linked quarter, resulting from loan yield expansion and lower-cost deposits gathered through TriState Capital’s liquidity and treasury management products and services.

EXHIBIT 99

Non-interest income totaled $11.1 million in the first quarter 2018, compared to $11.4 million in the first quarter of last year and $12.1 million in the linked quarter. TriState Capital’s non-interest income is largely made up of Chartwell investment management fees, which totaled $8.9 million in the first quarter of 2018, compared to $9.3 million in the first quarter of 2017 and $9.4 million in the fourth quarter of 2017. Other non-interest income was $2.2 million in the first quarter of 2018, compared to $2.1 million in the year-ago quarter and $2.7 million in the linked quarter, primarily reflecting borrower-facing interest rate swap activity.

OPERATING EFFICIENCY
Non-interest expenses in the first quarter of 2018 totaled $23.9 million, or an annualized 2.03% of average assets, compared to $21.2 million, or 2.15%, in the year-ago period and $25.7 million, or 2.24%, in the fourth quarter of 2017. The bank’s efficiency ratio for the first quarter of 2018 improved to 54.48%, down 351 basis points from 57.99% in the year-ago quarter and 694 basis points from 61.42% in the linked quarter.

The company’s effective tax rate was 21.8% in the first quarter and is expected to be approximately 21% to 22% for the year ending December 31, 2018.

BALANCE SHEET GROWTH
Average loans totaled a record $4.17 billion in the first quarter of 2018, reflecting organic growth of 20.8% from $3.45 billion in the same period last year and 4.5% from $3.98 billion in the linked quarter.

Loans totaled $4.30 billion at March 31, 2018, growing organically by $765.7 million, or 21.6%, from balances at March 31, 2017 and $118.5 million, or 2.8%, from December 31. Private banking loans of $2.34 billion at March 31, 2018 increased by $504.8 million, or 27.5%, from one year prior and $76.3 million, or 3.4%, from the end of the linked quarter. Commercial loans totaled $1.96 billion at March 31, 2018, an increase of $260.9 million, or 15.3%, from the end of the year-ago quarter and $42.2 million, or 2.2%, from the end of the linked quarter.

Total deposits of $4.10 billion at March 31, 2018 reflect growth of $781.1 million, or 23.5%, from March 31, 2017 and $111.3 million, or 2.8%, from the linked quarter.

TriState Capital continues to manage an asset-sensitive balance sheet. At March 31, 2018, 91% of the company’s loan portfolio was floating rate and 23% of deposits were fixed-rate certificates of deposit.

ASSET QUALITY
TriState Capital’s strong asset quality metrics saw further improvement in the first quarter of 2018, reflecting the company’s disciplined credit culture and the expansion of its private banking non-purpose margin loans secured by marketable securities. Private banking loans comprised 54.4% of the total loan portfolio at March 31, 2018, while commercial real estate loans and commercial and industrial loans comprised 29.7% and 15.9% of total loans, respectively.

Non-performing assets (NPAs) declined to $6.1 million, or 0.12% of total assets, at March 31, 2018, compared to $18.2 million, or 0.45%, at March 31, 2017 and $6.8 million, or 0.14%, at December 31, 2017.

Non-performing Loans (NPLs) declined to $2.5 million, or 0.06% of total loans, at March 31, 2018, compared to $14.1 million, or 0.40%, at March 31, 2017 and $3.2 million, or 0.08%, December 31, 2017.

Adverse-rated credits declined to $29.0 million, or 0.67% of total loans, at March 31, 2018, compared to $40.0 million, or 1.13%, at March 31, 2017 and $29.9 million, or 0.71%, at December 31, 2017.

The company recorded net recoveries of $206,000 in the first quarter of 2018, compared to net charge-offs of $2.8 million, or 0.33% of average total loans, in the year-ago quarter and net recoveries of $103,000 in the linked quarter.

EXHIBIT 99

TriState Capital’s provision for loan loss expense of $195,000 in the first quarter of 2018 reflected net recoveries and declining NPLs and adverse rated credits. TriState Capital recorded provision expense of $243,000 in the first quarter of 2017 and a credit to provision of $1.7 million for the fourth quarter of 2017.

The company’s allowance for loan losses (ALL) represented 0.34% of total loans at March 31, 2018, compared to 0.46% at March 31, 2017 and 0.34% at December 31, 2017, reflecting its declining NPLs as well as the lower levels of provision required by the low risk profile of the bank’s growing proportion of private banking loans in its portfolio.

INVESTMENT MANAGEMENT
On April 6, 2018, the company closed its previously announced acquisition of approximately $1.06 billion of client assets under management (AUM) from Columbia Partners, L.L.C., bringing Chartwell Investment Partners’ total AUM to more than $9 billion. As part of the acquisition, the company acquired institutional client accounts with a mix of high-grade fixed income and large-cap equity assets, which generate annualized revenue of more than $2 million, as well as a team of three experienced professionals. TriState Capital believes the all-cash transaction will be minimally accretive to 2018 earnings per share and does not expect material acquisition-related expenses from the deal.

For the quarter ended March 31, 2018, Chartwell grew total AUM to $8.34 billion, increasing 1.9% from $8.19 billion one year prior and 0.4% from $8.31 billion at December 31, 2017. Chartwell reported new business and new flows from existing accounts of $411 million in the first quarter of 2018, which more than offset outflows of $316 million and market depreciation of $60 million. Chartwell’s weighted average fee rate was 0.44% at March 31, 2018. Investment management fees of $8.9 million in the first quarter of 2018 compared to $9.3 million in the first quarter of 2017 and $9.4 million in the fourth quarter of 2017. Including AUM acquired from Columbia Partners, pro forma Chartwell investment management fees would have been approximately $9.5 million in the first quarter of 2018.

MARCH 2018 CAPITAL RAISE
In March 2018, TriState Capital Holdings completed a public offering of non-cumulative perpetual preferred stock, raising $40.3 million, or approximately $38.4 million net of underwriting discounts, commissions and expenses. TriState Capital Holdings contributed $25 million of the net proceeds to its TriState Capital Bank subsidiary to support its continued growth. The preferred stock is treated as tier 1 capital for regulatory capital purposes.

CAPITAL STRENGTH AND FLEXIBILITY
As of March 31, 2018, TriState Capital Holdings reported ratios of 12.84% for total risk-based capital, 12.25% for tier 1 risk-based capital, 11.09% for common equity tier 1 risk-based capital, and 7.96% for tier 1 leverage.

In January 2018, TriState Capital’s Board of Directors approved share repurchases of up to $5 million, which may be made at the discretion of management from time to time, of which $4.4 million remains available. During the three months ended March 31, 2018, the company repurchased a total of 24,200 shares for approximately $575,000 at an average cost of $23.78 per share.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

The live conference call on April 19 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link http://dpregister.com/10118662 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “TriState Capital earnings call.” The call may be accessed by dialing 888-339-0757 from the United States, 855-669-9657 from Canada, or 412-902-4194 from other international locations.

A replay of the call will be available approximately one hour after the end of the conference through April 26. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada, or 412-317-0088 from other international locations, and entering the conference number 10118662.

EXHIBIT 99

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (NASDAQ: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $4.8 billion in assets, as of March 31, 2018, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Following the closing of the Columbia Partners acquisition, its Chartwell Investment Partners subsidiary has more than $9 billion in assets under management, and serves as the advisor to The Berwyn Funds and Chartwell Mutual Funds. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s most-recent annual and quarterly reports filed on Form 10-K and Form 10-Q.

NON-GAAP FINANCIAL DISCLOSURES
This news release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Although TriState Capital believes non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and accompanying tables.

###

MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Casteel Schoenborn
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@csirfirm.com

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2018	2017	2017
Period-end balance sheet data:
Cash and cash equivalents	$145,033	$156,153	$112,501
Total investment securities	245,350	220,552	234,866
Loans held-for-investment	4,302,766	4,184,244	3,537,090
Allowance for loan losses	(14,818)	(14,417)	(16,185)
Loans held-for-investment, net	4,287,948	4,169,827	3,520,905
Goodwill and other intangibles, net	64,897	65,358	66,746
Other assets	163,525	166,007	140,019
Total assets	$4,906,753	$4,777,897	$4,075,037

Deposits	$4,098,955	$3,987,611	$3,317,880
Borrowings, net	304,764	335,913	349,561
Other liabilities	62,805	65,302	47,937
Total liabilities	4,466,524	4,388,826	3,715,378

Preferred stock	38,440	—	—
Common shareholders' equity	401,789	389,071	359,659
Total shareholders' equity	440,229	389,071	359,659

Total liabilities and shareholders' equity	$4,906,753	$4,777,897	$4,075,037

Income statement data:
Interest income	$41,416	$37,868	$28,737
Interest expense	15,154	13,069	7,821
Net interest income	26,262	24,799	20,916
Provision (credit) for loan losses	195	(1,665)	243
Net interest income after provision for loan losses	26,067	26,464	20,673
Non-interest income:
Investment management fees	8,908	9,416	9,340
Net gain (loss) on the sale and call of investment securities	5	56	(2)
Other non-interest income	2,176	2,667	2,071
Total non-interest income	11,089	12,139	11,409
Non-interest expense:
Intangible amortization expense	461	463	463
Other non-interest expense	23,389	25,255	20,695
Total non-interest expense	23,850	25,718	21,158
Income before tax	13,306	12,885	10,924
Income tax expense	2,905	842	3,432
Net income	$10,401	$12,043	$7,492

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2018	2017	2017
Per share and share data:
Earnings per common share:
Basic	$0.38	$0.44	$0.27
Diluted	$0.36	$0.42	$0.26
Book value per common share	$13.87	$13.61	$12.52
Tangible book value per common share (1)	$11.63	$11.32	$10.19
Common shares outstanding, at end of period	28,976,214	28,591,101	28,731,963
Weighted average common shares outstanding:
Basic	27,594,691	27,458,044	27,627,285
Diluted	28,711,106	28,679,619	28,717,506

Performance ratios:
Return on average assets (2)	0.89%	1.05%	0.76%
Return on average equity (2)	10.64%	12.51%	8.52%
Net interest margin (2) (3)	2.35%	2.26%	2.24%
Total revenue (1)	$37,346	$36,882	$32,327
Bank efficiency ratio (1)	54.48%	61.42%	57.99%
Efficiency ratio (1)	62.63%	68.48%	64.02%
Non-interest expense to average assets (2)	2.03%	2.24%	2.15%

Asset quality:
Non-performing loans	$2,477	$3,183	$14,053
Non-performing assets	$6,053	$6,759	$18,231
Other real estate owned	$3,576	$3,576	$4,178
Non-performing assets to total assets	0.12%	0.14%	0.45%
Non-performing loans to total loans	0.06%	0.08%	0.40%
Allowance for loan losses to loans	0.34%	0.34%	0.46%
Allowance for loan losses to non-performing loans	598.22%	452.94%	115.17%
Net charge-offs (recoveries)	$(206)	$(103)	$2,820
Net charge-offs (recoveries) to average total loans (2)	(0.02)%	(0.01)%	0.33%

Capital ratios:
Tier 1 leverage ratio	7.96%	7.25%	7.56%
Common equity tier 1 risk-based capital ratio	11.09%	11.14%	11.42%
Tier 1 risk-based capital ratio	12.25%	11.14%	11.42%
Total risk-based capital ratio	12.84%	11.72%	12.39%

Investment Management Segment:
Assets under management	$8,344,000	$8,309,000	$8,192,000
EBITDA (1)	$1,515	$1,605	$2,475

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$150,121	$579	1.56%	$142,458	$485	1.35%	$114,709	$238	0.84%
Federal funds sold	7,042	26	1.50%	8,179	23	1.12%	6,427	11	0.69%
Investment securities available-for-sale	150,950	1,024	2.75%	152,113	966	2.52%	168,083	854	2.06%
Investment securities held-to-maturity	58,953	595	4.09%	58,311	618	4.20%	54,591	574	4.26%
Investment securities trading	—	—	—%	746	4	2.13%	—	—	—%
FHLB stock	14,195	194	5.54%	11,753	153	5.16%	12,376	102	3.34%
Total loans	4,165,180	39,027	3.80%	3,984,768	35,679	3.55%	3,448,837	27,019	3.18%
Total interest-earning assets	4,546,441	41,445	3.70%	4,358,328	37,928	3.45%	3,805,023	28,798	3.07%
Other assets	208,679			205,547			185,357
Total assets	$4,755,120			$4,563,875			$3,990,380

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$464,247	$1,621	1.42%	$448,226	$1,411	1.25%	$217,704	$362	0.67%
Money market deposit accounts	2,281,606	8,113	1.44%	2,142,251	6,839	1.27%	1,916,428	4,098	0.87%
Certificates of deposit	977,689	3,667	1.52%	1,006,529	3,422	1.35%	934,913	2,253	0.98%
Borrowings:
FHLB borrowings	310,000	1,147	1.50%	260,218	792	1.21%	270,222	554	0.83%
Line of credit borrowings	5,373	52	3.92%	4,703	51	4.30%	—	—	—%
Subordinated notes payable, net	34,731	554	6.47%	34,680	554	6.34%	34,528	554	6.51%
Total interest-bearing liabilities	4,073,646	15,154	1.51%	3,896,607	13,069	1.33%	3,373,795	7,821	0.94%
Noninterest-bearing deposits	228,257			225,094			218,007
Other liabilities	56,655			60,212			41,960
Shareholders' equity	396,562			381,962			356,618
Total liabilities and shareholders' equity	$4,755,120			$4,563,875			$3,990,380

Net interest income (1)		$26,291			$24,859			$20,977
Net interest spread			2.19%			2.12%			2.13%
Net interest margin (1)			2.35%			2.26%			2.24%

(1)	Interest income and net interest margin are calculated on a fully taxable equivalent basis.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
LOAN COMPOSITION (UNAUDITED)

	March 31, 2018		December 31, 2017		March 31, 2017
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Private banking loans	$2,342,024	54.4%	$2,265,737	54.1%	$1,837,207	51.9%
Middle-market banking loans:
Commercial and industrial	683,417	15.9%	667,684	16.0%	585,846	16.6%
Commercial real estate	1,277,325	29.7%	1,250,823	29.9%	1,114,037	31.5%
Total middle-market banking loans	1,960,742	45.6%	1,918,507	45.9%	1,699,883	48.1%
Loans held-for-investment	$4,302,766	100.0%	$4,184,244	100.0%	$3,537,090	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended March 31, 2018				Three Months Ended March 31, 2017
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$41,350	$—	$66	$41,416	$28,661	$—	$76	$28,737
Interest expense	14,549	—	605	15,154	7,270	—	551	7,821
Net interest income (loss)	26,801	—	(539)	26,262	21,391	—	(475)	20,916
Provision for loan losses	195	—	—	195	243	—	—	243
Net interest income (loss) after provision for loan losses	26,606	—	(539)	26,067	21,148	—	(475)	20,673
Non-interest income:
Investment management fees	—	8,963	(55)	8,908	—	9,396	(56)	9,340
Net gain (loss) on the sale and call of investment securities	5	—	—	5	(2)	—	—	(2)
Other non-interest income	2,176	—	—	2,176	2,070	1	—	2,071
Total non-interest income	2,181	8,963	(55)	11,089	2,068	9,397	(56)	11,409
Non-interest expense:
Intangible amortization expense	—	461	—	461	—	463	—	463
Other non-interest expense	15,786	7,573	30	23,389	13,605	7,039	51	20,695
Total non-interest expense	15,786	8,034	30	23,850	13,605	7,502	51	21,158
Income (loss) before tax	13,001	929	(624)	13,306	9,611	1,895	(582)	10,924
Income tax expense (benefit)	2,854	227	(176)	2,905	2,928	727	(223)	3,432
Net income (loss)	$10,147	$702	$(448)	$10,401	$6,683	$1,168	$(359)	$7,492

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TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible book value per common share,” “EBITDA,” “adjusted EBITDA,” “total revenue,” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

“Tangible common equity” is defined as common shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors to better understand and assess changes from period to period in common shareholders’ equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a business purchase combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible book value per common share” is defined as common shareholders’ equity reduced by intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets.

“EBITDA” and “Adjusted EBITDA” are defined as net income before interest expense, income taxes, depreciation and intangible amortization expenses, adjusted for acquisition related items. We use adjusted EBITDA particularly to assess the strength of our investment management business. We believe this measure is important because it allows management and investors to better assess our investment management performance in relation to our core operating earnings, excluding certain non-cash items and the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of investment securities. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain other items that are unrelated to our core business.

“Efficiency ratio” is defined as non-interest expense, excluding acquisition related items and intangible amortization expense, where applicable, divided by our total revenue. We believe this measure, particularly at the Bank, allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2018	2017	2017
Tangible book value per common share:
Common shareholders' equity	$401,789	$389,071	$359,659
Less: intangible assets	64,897	65,358	66,746
Tangible common equity	$336,892	$323,713	$292,913
Common shares outstanding	28,976,214	28,591,101	28,731,963
Tangible book value per common share	$11.63	$11.32	$10.19

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INVESTMENT MANAGEMENT SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2018	2017	2017
Investment Management EBITDA:
Net income	$702	$2,079	$1,168
Interest expense	—	—	—
Income taxes expense	227	(1,065)	727
Depreciation expense	125	128	117
Intangible amortization expense	461	463	463
EBITDA	$1,515	$1,605	$2,475

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2018	2017	2017
Total revenue:
Net interest income	$26,262	$24,799	$20,916
Total non-interest income	11,089	12,139	11,409
Less: net gain (loss) on the sale and call of investment securities	5	56	(2)
Total revenue	$37,346	$36,882	$32,327

Efficiency ratio:
Total non-interest expense	$23,850	$25,718	$21,158
Less: intangible amortization expense	461	463	463
Total non-interest expense, as adjusted (numerator)	$23,389	$25,255	$20,695
Total revenue (denominator)	$37,346	$36,882	$32,327
Efficiency ratio	62.63%	68.48%	64.02%

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2018	2017	2017
Bank total revenue:
Net interest income	$26,801	$25,343	$21,391
Total non-interest income	2,181	2,722	2,068
Less: net gain (loss) on the sale and call of investment securities	5	56	(2)
Bank total revenue	$28,977	$28,009	$23,461

Bank efficiency ratio:
Total non-interest expense (numerator)	$15,786	$17,204	$13,605
Total revenue (denominator)	$28,977	$28,009	$23,461
Bank efficiency ratio	54.48%	61.42%	57.99%